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                                                                    Exhibit 99.2

TIMCO Aviation Services, Inc. Completes Settlement With Kellstrom
Industries, Inc.


PR Newswire -- July 22, 2002


GREENSBORO, N.C., July 22, 2002 - TIMCO Aviation Services, Inc. (OTC Bulletin
Board: TMAS) today announced that it has closed its settlement of outstanding disputes with Kellstrom Industries, Inc. The settlement related to matters arising out of the Company's December 2000 sale of its redistribution operations to Kellstrom.

As part of the settlement, among other matters, (i) Kellstrom acquired from the Company certain furniture, fixtures and equipment ("FF&E") which are used in the redistribution operation (which FF&E had previously been leased by the Company to Kellstrom), (ii) the Company acquired from Kellstrom certain receivables arising from the operation of the redistribution operation, (iii) the Company and Kellstrom settled certain purchase price adjustment disputes arising from the sale of the redistribution operation (iv) Kellstrom entered into a long-term lease for the Company's 545,000 square foot warehouse and office facility in Miramar, Florida and (v) all amounts owing between the Company and Kellstrom were settled with a net payment to the Company of $426,000. Additionally, immediately after the closing of the settlement, Kellstrom transferred the Miramar lease to an affiliate of Inverness Management LLC in connection with that entity's purchase of Kellstrom's operations.

TIMCO Aviation Services, Inc. (formerly known as Aviation Sales Company) is among the largest providers of fully integrated aviation maintenance, repair and overhaul (MR&O) services for major commercial airlines and maintenance and repair facilities in the world. The Company currently operates four MR&O businesses: TIMCO, which, with its three active locations, is one of the largest independent providers of heavy aircraft maintenance services in North America; Aerocell Structures, which specializes in the MR&O of airframe components, including flight surfaces; Aircraft Interior Design, which specializes in the refurbishment of aircraft interior components; TIMCO Engineered Systems, which provides engineering services to our MR&O operations and our customers; and TIMCO Engine Center, which refurbishes JT8D engines.

This press release contains certain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. A number of factors, including those identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and those identified below, could adversely affect the Company's ability to obtain these results: the Company's ability to continue to generate sufficient working capital from operations to meet its operating requirements and service its indebtedness, the Company maintaining good working relationships with its vendors and customers, the Company's ability to achieve gross margins at which it can be profitable, including margins on services the Company performs on a fixed price basis, competition in the aircraft maintenance, repair and overhaul market and the impact on that market and the Company of the terrorist attacks on September 11, 2001, the Company's ability to attract and retain qualified personnel in its business, utilization rates for its MR&O facilities, the Company's ability to effectively manage its business, competitive pricing for the Company's products and services, economic factors which affect the airline industry, and changes in government regulations. Certain of these risks are described in the Company's filings with the Securities and Exchange Commission
(SEC). Copies of the Company's SEC filings are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.